Exhibit 10.1

EMPLOYEE MATTERS AGREEMENT

by and among

FORTIVE CORPORATION,

STEVENS HOLDING COMPANY, INC.

and

ALTRA INDUSTRIAL MOTION CORP.

dated as of

March 7, 2018

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS AND INTERPRETATION
SECTION 1.1.	Definitions	1
SECTION 1.2.	References; Interpretation	10
SECTION 1.3.	Relation to Other Documents	10

ARTICLE II

GENERAL PRINCIPLES

SECTION 2.1.	Assumption and Retention of Liabilities	10
SECTION 2.2.	Treatment of Compensation and Benefit Arrangements	13
SECTION 2.3.	Participation in Fox Benefit Arrangements	15
SECTION 2.4.	Service Recognition	15
SECTION 2.5.	Collective Bargaining Agreements	16
SECTION 2.6.	No Acceleration of Benefits	16
SECTION 2.7.	Amendment Authority	16
SECTION 2.8.	No Commitment to Employment or Benefits	16
SECTION 2.9.	Certain Employment Transfers	17
SECTION 2.10.	Information and Consultation	18
SECTION 2.11.	Certain Requirements	19
SECTION 2.12.	Sharing of Information	19

ARTICLE III

DEFINED BENEFIT PLANS

SECTION 3.1.	Non-U.S. Retirement Plan Participation	19

ARTICLE IV

DEFINED CONTRIBUTION PLANS

SECTION 4.1.	U.S. Savings Plan Participation	21
SECTION 4.2.	Non-U.S. Savings Plan Participation	22

ARTICLE V

HEALTH AND WELFARE PLANS

SECTION 5.1.	Health and Welfare Plan Participation	23
SECTION 5.2.	Certain Liabilities	23

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SECTION 5.3.	Time-Off Benefits	24
SECTION 5.4.	OPEB	25

ARTICLE VI

EXECUTIVE BENEFIT PLANS

SECTION 6.1.	Non-Qualified Deferred Compensation Plans	25

ARTICLE VII

TREATMENT OF FOX EQUITY AWARDS

SECTION 7.1.	Retained Fox Equity Awards	26
SECTION 7.2.	Cancelled Fox Equity Awards	26
SECTION 7.3.	Ainge Retention Awards	26
SECTION 7.4.	Necessary Actions	27
SECTION 7.5.	SEC Registration	27
SECTION 7.6.	Tax and Regulatory Compliance for Retained Fox Equity Awards	28
SECTION 7.7.	Compliance	28

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

SECTION 8.1.	Workers’ Compensation Liabilities	28
SECTION 8.2.	Code Section 409A	28
SECTION 8.3.	Payroll Matters	29
SECTION 8.4.	Retention Bonuses	29

ARTICLE IX

INDEMNIFICATION

SECTION 9.1.	Indemnification by the Parties	29
SECTION 9.2.	Procedures for Indemnification	29
SECTION 9.3.	Indemnification Obligations Net of Proceeds Received from Third Parties	31
SECTION 9.4.	Certain Actions; Substitution; Subrogation	32
SECTION 9.5.	Payments	33

ARTICLE X

GENERAL AND ADMINISTRATIVE

SECTION 10.1.	Sharing of Information	33
SECTION 10.2.	Reasonable Efforts/Cooperation	34
SECTION 10.3.	Employer Rights	34

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EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is dated as of March 7, 2018, by and among Fortive Corporation, a Delaware corporation (“Fox”), Stevens Holding Company, Inc., a Delaware corporation and wholly owned Subsidiary of Fox (“Newco”), and Altra Industrial Motion Corp., a Delaware corporation (“Ainge”) (each a “Party” and together, the “Parties”).

R E C I T A L S:

WHEREAS, Fox, directly and indirectly through its wholly owned Subsidiaries, is engaged in the A&S Business;

WHEREAS, the Board of Directors of Fox has determined that it is advisable and in the best interests of Fox and Fox’s stockholders to separate the A&S Business from the other businesses of Fox and to divest the A&S Business in the manner contemplated by the Separation and Distribution Agreement, dated as of the date of this Agreement (the “Distribution Agreement”), by and among Fox, Newco and Ainge, and the Agreement and Plan of Merger and Reorganization, dated as of the date of this Agreement (the “Merger Agreement”), by and among Fox, Newco, Ainge, and McHale Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Ainge (“Merger Sub”);

WHEREAS, Fox currently owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Newco (the “Newco Common Stock”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned Subsidiary of Ainge, and the shares of Newco Common Stock shall be converted into the right to receive shares of Ainge Common Stock on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law; and

WHEREAS, pursuant to the Distribution Agreement, Fox and Newco have agreed to enter into this Agreement for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Distribution Agreement, and the following terms shall have the following meanings:

“A&S Business” has the meaning set forth in the Merger Agreement.

“Action” has the meaning set forth in the Distribution Agreement.

“Affiliate” has the meaning set forth in the Distribution Agreement.

“Agreement” has the meaning set forth in the preamble.

“Ainge” has the meaning set forth in the preamble.

“Ainge Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to, or required to be maintained or contributed to, by any member of the Ainge Group immediately following the Effective Time.

“Ainge Board” has the meaning set forth in the Merger Agreement.

“Ainge Common Stock” means the issued and outstanding shares of common stock, par value $0.001 per share, of Ainge.

“Ainge Equity Plans” has the meaning set forth in the Merger Agreement.

“Ainge Group” means Ainge, each of its Affiliates and any legal predecessors thereto, including after the Closing, the Newco Group.

“Ainge Indemnitees” means Ainge, each member of the Ainge Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Ainge Group (in each case, in their respective capacities as such) (excluding any shareholder of Ainge), together with their respective heirs, executors, administrators, successors and assigns.

“Ainge Non-U.S. Retirement Plans” has the meaning set forth in Section 3.1(b).

“Ainge Non-U.S. Savings Plans” has the meaning set forth in Section 4.2(b).

“Ainge NQDC Plan” has the meaning set forth in Section 6.1(b).

“Ainge OPEB Plan” has the meaning set forth in Section 5.4(a).

“Ainge RSU” means either a (x) restricted share of Ainge Common Stock or (y) restricted stock unit representing the right to vest in and be issued a share of Ainge Common Stock, in each case (i) granted by Ainge to a Newco Employee pursuant to Section 7.3 under a stock plan maintained by Ainge and an award agreement provided by Ainge thereunder and (ii) which vests based solely on the continued employment of such Newco Employee with Newco, Ainge or another member of the Ainge Group.

“Ainge Trading Price” means the volume-weighted average price of Ainge Common Stock trading on the “regular way” basis on the Nasdaq Stock Market for each of the twenty (20) consecutive trading days ending on (and including) the day before the Distribution Date.

“Ainge U.S. Savings Plans” has the meaning set forth in Section 4.1(b).

“Ainge Welfare Plans” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) maintained by Ainge or any member of the Ainge Group and in which Newco Employees participate following the Effective Time.

“Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

“Automatic Transfer Employee” means any Newco Employee, where local employment Laws, including but not limited to the Transfer Regulations, provide for an automatic transfer of such employee to Newco by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Distribution Agreement.

“Benefit Arrangement” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, relocation or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in the Commonwealth of Massachusetts or the State of Washington. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cancelled Fox Equity Award Value” means, with respect to each Newco Employee who is a holder of Cancelled Fox Equity Awards, a dollar value equal to the sum of (i) the Cancelled Fox Option Value in respect of the Cancelled Fox Options held by such Newco Employee and (ii) the Cancelled Fox RSU Value in respect of the Cancelled Fox RSUs held by such Newco Employee.

“Cancelled Fox Equity Awards” has the meaning set forth in Section 7.2.

“Cancelled Fox Option Value” means (A) with respect to each Cancelled Fox Option granted prior to February 1, 2018, an amount equal to the product of (x) the total number of shares of Fox Common Stock subject to such Cancelled Fox Option as of immediately before the Closing Date and (y) the excess, if any, of (1) the Fox Trading Price over (2) the exercise price per share of such Cancelled Fox Option, and (B) with respect to each Cancelled Fox Option granted on or after February 1, 2018, an amount equal to the grant date value of such Fox Option that was communicated by Fox to the optionee at the time of grant, as previously communicated to Ainge.

“Cancelled Fox Options” has the meaning set forth in Section 7.2.

“Cancelled Fox RSU Value” means, with respect to each Cancelled Fox RSU, an amount equal to the Fox Trading Price.

“Cancelled Fox RSUs” has the meaning set forth in Section 7.2.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means all agreements with the collective bargaining representatives, employee representative, trade union, labor or management organization, group of employees, or works councils or similar representative bodies of Newco Employees including all national or sector specific collective agreements which are applicable to Newco Employees, in each case in effect immediately prior to the Separation Time that set forth terms and conditions of employment of Newco Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Consents” has the meaning set forth in the Distribution Agreement.

“Contract” has the meaning set forth in the Distribution Agreement.

“Delayed Transfer Date” means (A) the date that a Delayed Transfer Newco Employee (within the meaning of clause (A) thereof) is eligible to return to active service; provided that such Delayed Transfer Newco Employee will become a Newco Employee only if and when such Delayed Transfer Newco Employee returns to active service for any member of the Fox Group within six (6) months following the Effective Time or such longer period as required by Law or otherwise agreed to by the Parties or (B) the date a Newco Sub capable of serving as the employing entity of a Delayed Transfer Newco Employee (within the meaning of clause (B) thereof) is established in the applicable jurisdiction or such Delayed Transfer Newco Employee is otherwise able to be transferred to a member of the Ainge Group in accordance with applicable Law; provided that the Parties agree to cooperate to establish any such Newco Sub as soon as reasonably practicable following the Separation Time. References to “Closing”, “Closing Date”, “Effective Time”, “Separation Time” and “Separation Date” in this Agreement shall be interpreted to mean the “Delayed Transfer Date” as it applies to any Delayed Transfer Newco Employee, where the context requires.

“Delayed Transfer Newco Employee” means (A) each Newco Employee who is not actively at work as of the Separation Date as a result of (i) disability (either long-term or short-term, in either case as defined in the applicable program or arrangement maintained or sponsored by Fox or another member of the Fox Group) or (ii) approved leave of absence; provided, that in no event shall any Former Newco Employee, or any Automatic Transfer Employee whose employment transfers to Newco as of or prior to the Separation Date by operation of applicable Law, be deemed to be a Delayed Transfer Newco Employee or (B) each Newco Employee employed in a jurisdiction in which a Newco Sub capable of serving as the employing entity of such Newco Employee is unable to be established on or prior to the Separation Date.

“Distribution” has the meaning set forth in the Merger Agreement.

“Distribution Agreement” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in the Distribution Agreement.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Representative” means any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Newco Employees.

“Employment Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Employment Tax) permitted or required to be supplied to, or filed with, a taxing authority in connection with the determination, assessment or collection of any Employment Tax or the administration of any laws, regulations or administrative requirements relating to any Employment Tax (whether or not a payment is required to be made with respect to such filing).

“Employment Taxes” means any federal, state, local or foreign Taxes, charges, fees, duties, levies, imposts, rates, social security contributions or other assessments or obligations, in each case in the nature of a Tax, imposed on, due or asserted to be due from (i) employees or deemed employees of the Fox Group or employees or deemed employees of the Newco Group or (ii) the Fox Group or the Newco Group as employers or deemed employers of such employees, including employers’ and employees’ portions of Federal Insurance Contributions Act Taxes, employers’ Federal Unemployment Tax Act taxes and state and local unemployment insurance taxes, and employers’ withholding, reporting and remitting obligations with respect to any such Taxes or employees’ federal, state and local income taxes that are imposed on or due from employees or deemed employees of the Fox Group or the Newco Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”, with respect to any Person, means any other entity, trade or business under common control with such Person within the meaning of Section 4001 of ERISA or Section 414(b), 414(c), 414(m) or 414(n) of the Code, and the regulations issued thereunder.

“Excluded Liabilities” has the meaning set forth in the Distribution Agreement.

“Former Newco Employee” means any individual who would qualify as a Newco Employee had such individual been an employee of any member of the Fox Group as of the Separation Time, but whose employment with any member of the Fox Group terminated for any reason prior to the Separation Time.

“Fox” has the meaning given to such term in the preamble.

“Fox Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to, or required to be maintained or contributed to, by any member of the Fox Group for the benefit of any Newco Employee.

“Fox Common Stock” means the issued and outstanding shares of common stock, par value $0.01 per share, of Fox.

“Fox Equity Plan” means the Fox 2016 Stock Incentive Plan.

“Fox Group” means Fox, each of its Subsidiaries, and any legal predecessors thereto, but excluding any member of the Newco Group.

“Fox Indemnitees” means Fox, each member of the Fox Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Fox Group (in each case, in their respective capacities as such) (excluding any shareholder of Fox), together with their respective heirs, executors, administrators, successors and assigns.

“Fox Non-U.S. Retirement Plan” means each Fox Benefit Arrangement that is a noncontributory defined benefit retirement plan in which Newco Employees who are based outside of the United States participate, and/or that is subject to any Law other than United States federal, state or local Law.

“Fox Non-U.S. Savings Plan” means each Fox Benefit Arrangement that is a defined contribution retirement plan in which Newco Employees who are based outside of the United States participate, and/or that is subject to any Law other than United States federal, state or local Law.

“Fox NQDC Plan” means the Fox Executive Deferred Incentive Plan.

“Fox Option” means each option to purchase shares of Fox Common Stock from Fox (i) granted by Fox pursuant to the Fox Equity Plan, assumed by Fox in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested and (ii) held by a Newco Employee as of immediately before the Closing Date.

“Fox RSU” means each restricted stock unit representing the right to vest in and be issued a share of Fox Common Stock by Fox (i) granted by Fox pursuant to the Fox Equity Plan, assumed by Fox in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested and (ii) held by a Newco Employee as of immediately before the Closing Date.

“Fox Trading Price” means the volume-weighted average price of Fox Common Stock trading on the “regular way” basis on the New York Stock Exchange for each of the twenty (20) consecutive trading days ending on (and including) the day before the Distribution Date.

“Fox U.S. OPEB Plan” shall mean the Fox Retiree Medical Plan.

“Fox U.S. Savings Plan” means (i) the Fox Retirement Savings Plan, (ii) the Fox Union Retirement Savings Plan, and (iii) each other Fox Benefit Arrangement that is a defined contribution retirement plan that is intended to be qualified under Section 401(a) of the Code.

“Fox Welfare Plans” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) maintained by Fox or any member of the Fox Group and in which Newco Employees participate immediately prior to the Separation Time.

“GAAP” has the meaning set forth in the Merger Agreement.

“Governmental Authority” has the meaning set forth in the Distribution Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnifying Party” has the meaning set forth in Section 9.2(b).

“Indemnitee” means each Fox Indemnitee, Newco Indemnitee or Ainge Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.3(a).

“Information” has the meaning set forth in the Distribution Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” has the meaning set forth in the Distribution Agreement.

“Legacy Participant” has the meaning set forth in Section 3.1(e).

“Legal Requirements” has the meaning set forth in the Merger Agreement.

“Liabilities” has the meaning set forth in the Distribution Agreement.

“Losses” has the meaning set forth in the Distribution Agreement.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Newco” has the meaning set forth in the preamble.

“Newco Common Stock” has the meaning set forth in the recitals.

“Newco Employee” means each employee of any member of the Fox Group or the Newco Group who is employed as of the Separation Date and is either (A) exclusively or primarily engaged in the A&S Business or (B) necessary for the ongoing operation of the A&S Business following the Separation Date, in the case of the foregoing clauses (A) and (B), as determined by Fox in good faith, subject to Ainge’s timely review and consultation with Fox, and identified to Ainge no later than forty-five (45) days prior to the Separation Date, in each case regardless of whether any such employee is actively at work as of the Separation Date or is not actively at work as of the Separation Date as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence; provided, that Fox and Ainge may agree in writing no later than forty-five (45) days prior to the Separation Date to exclude certain employees or groups of employees who would otherwise be covered by clause (A) or (B) from being designated as Newco Employees.

“Newco Group” means Newco, each of the Newco Subs and any legal predecessors thereto. Each of the Newco Subs shall be deemed to be members of the Newco Group as of the Separation Time and at all times thereafter up to the Effective Time.

“Newco Indemnitees” means Newco, each member of the Newco Group, Ainge (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Newco Independent Contractors” means each independent contractor of any member of the Newco Group who is actively providing services as of the Separation Date and is either (i) exclusively or primarily engaged in the A&S Business; or (ii) necessary for the ongoing operation of the A&S Business following the Separation Date, which shall include, for the avoidance of doubt, each service provider in India or Mexico who is engaged through a third party employer as of the Separation Date.

“Newco Subs” has the meaning set forth in the Distribution Agreement.

“Non-Automatic Transfer Employees” shall mean any Newco Employee who is not an Automatic Transfer Employee.

“Participating Company” means Fox or any Person (other than an individual) participating in a Fox Benefit Arrangement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Pension Transfers” has the meaning set forth in Section 3.1(b).

“Person” has the meaning set forth in the Distribution Agreement.

“Requesting Party” has the meaning set forth in Section 2.1(d).

“Savings Transfers” has the meaning set forth in Section 4.2(b).

“Separation” has the meaning set forth in the Distribution Agreement.

“Separation Date” has the meaning set forth in the Distribution Agreement.

“Separation Time” has the meaning set forth in the Distribution Agreement.

“Subsidiary” has the meaning set forth in the Distribution Agreement.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, as defined in the Distribution Agreement, as it may be amended from time to time in accordance with the terms thereof.

“Third-Party Claim” has the meaning set forth in Section 9.2(b).

“Third-Party Proceeds” has the meaning set forth in Section 9.3(a).

“Transactions” has the meaning set forth in the Distribution Agreement.

“Transfer Regulations” means (i) all laws of any member state of the European Union implementing the European Union Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of member states of the European Union relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any member state of the European Union implementing such Acquired Rights Directive, and (ii) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of law, of employment in the event of a transfer of business.

“Transferor Fox Non-U.S. Retirement Plans” has the meaning set forth in Section 3.1(b).

“Transferor Fox Non-U.S. Savings Plans” has the meaning set forth in Section 4.2(b).

“Transferred Benefit Arrangements” means each Transferred Fox Non-U.S. Retirement Plan and each Transferred Fox Non-U.S. Savings Plan.

“Transferred Fox Non-U.S. Retirement Plan” has the meaning set forth in Section 3.1(c).

“Transferred Fox Non-U.S. Savings Plan” has the meaning set forth in Section 4.2(c).

“Vested Fox Option” has the meaning set forth in Section 7.1(a).

“Vested Fox RSU” has the meaning set forth in Section 7.1(b).

SECTION 1.2. References; Interpretation. Unless the context otherwise requires:

(a) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and

(b) references in this Agreement to any time shall be to the then prevailing New York City, New York time unless otherwise expressly provided herein.

SECTION 1.3. Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Separation or Merger (other than any Collective Bargaining Agreement) that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Separation for any member of the Fox Group, Newco Group or Ainge Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of all present or former Fox employees, Newco Employees, Former Newco Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Fox Group or the Newco Group), the terms of this Agreement shall prevail.

ARTICLE II

GENERAL PRINCIPLES

SECTION 2.1. Assumption and Retention of Liabilities.

(a) Effective as of the Separation Time, subject to Section 2.1(b), Fox shall, or shall cause one or more members of the Fox Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Fox Benefit Arrangements, except for any such Liabilities relating to Newco Employees, whenever incurred;

(ii) all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all employees and independent contractors (other than, solely to the extent arising out of, relating to or resulting from service to the A&S Business, Newco Employees and Newco Independent Contractors) of any member of the Fox Group or the Newco Group and their dependents and beneficiaries (and any alternate payees in respect thereof); (iii) all Liabilities arising out of, relating to or resulting from the transfer of Newco Employees from the Fox Group to the Newco Group that arise in respect of any applicable notice and/or severance obligations or obligations to notify and/or consult in compliance with a Collective Bargaining Agreement or applicable Law, including but not limited to the Transfer Regulations; provided that any such Liabilities do not arise because of a breach of this Agreement by any member of the Ainge Group; (iv) any Liabilities arising out of, relating to or resulting from any misclassification prior to the Closing Date of any Newco Independent Contractor located in India or Mexico who is engaged through a third party employer as an independent contractor rather than as an employee; (v) any Liabilities of Fox or any of its Affiliates as a result of being treated as an ERISA Affiliate with any Person at any time during the six-year period prior to the Closing Date under Title IV of ERISA, Section 302 of ERISA, or Sections 412 or 4971 of the Code, or as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law (other than any Liability of a member of the Newco Group as a result of it being an ERISA Affiliate of any member of the Ainge Group after the Closing); and (vi) any other Liabilities or obligations expressly assigned to or assumed or retained by Fox or any of its Affiliates under this Agreement.

(b) Effective as of the Separation Time, Newco shall, or shall cause one or more members of the Newco Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Fox Benefit Arrangements relating to Newco Employees, whenever incurred, other than those that are explicitly retained by the Fox Group pursuant to this Agreement; (ii) all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all Newco Employees and Newco Independent Contractors and their dependents and beneficiaries (and any alternate payees in respect thereof), to the extent arising out of, relating to or resulting from such individuals’ service to the A&S Business; (iii) all severance Liabilities arising out of, relating to or resulting from the failure of a Non-Automatic Transfer Employee outside of the Unites States to transfer employment to a member of the Newco Group that arise because of a breach of this Agreement by any member of the Ainge Group; and (iv) any other Liabilities or obligations expressly assigned to or assumed or retained by Newco or any of its Affiliates under this Agreement.

(c) All Liabilities assigned to or assumed or retained by Fox or a member of the Fox Group under this Agreement shall be Excluded Liabilities for purposes of the Distribution Agreement. All Liabilities assigned to or assumed or retained by Newco or a member of the Newco Group under this Agreement shall be A&S Liabilities for purposes of the Distribution Agreement.

(d) From time to time after the Separation Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the

“Requesting Party”) and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Requesting Party or its Affiliates (including for any such Liabilities that transfer to the Newco Group or the Ainge Group by operation of Law or Collective Bargaining Agreement) that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such reimbursement shall (i) be equal to the cost actually incurred by the Requesting Party, including the employer-portion of any associated Employment Taxes payable by the Requesting Party in connection therewith, less the present value of any item of loss, deduction or credit which decreases net Taxes paid or payable by the Requesting Party as a result of such cost and any related Employment Taxes (it being understood that such amounts shall be reasonably determined in good faith by the Requesting Party in consultation with the other Parties and in making such determination, shall take into account any anticipated income or gain to the Requesting Party in connection with such reimbursement and any advisor costs incurred by the Requesting Party in connection with the calculation of net Tax benefits pursuant to this Section 2.1(d)) and (ii) be submitted to the other Party within 30 days of the payment by the Party requesting reimbursement.

(e) Subject to applicable Law and the Tax Matters Agreement, Fox shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Fox shall provide data and Information (to the extent permitted by applicable Laws and consistent with Section 10.1) to Newco, which shall be responsible for making such filings in respect of Newco Employees.

(f) Fox shall be the responsible party for duly preparing and timely filing or causing to be duly prepared and timely filed all Employment Tax Returns required or permitted to be filed by any member of the Fox Group and, on or prior to the Distribution Date, by any member of the Newco Group. Fox shall be liable for all Employment Taxes due or payable for or with respect to services provided by employees or deemed employees of any member of the Fox Group at any time and services provided by employees or deemed employees of any member of the Newco Group on or prior to the Distribution Date. Fox, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, contest, dispute, or other proceeding relating to Employment Taxes of any member of the Fox Group; provided, that Fox shall notify, cooperate and reasonably share control with Newco and Ainge (which shall be permitted to participate in any such proceeding at their own expense) with respect to any such proceeding to the extent it relates to any Employment Taxes or related Losses for which Newco or Ainge may be liable pursuant to Article IX.

(g) Newco shall be the responsible party for duly preparing and timely filing or causing to be duly prepared and timely filed all Employment Tax Returns of any member of the Newco Group with respect to periods (or portions thereof) following the Distribution Date or required to be filed by any member of the Newco Group after the Distribution Date. Newco shall be liable for all Employment Taxes due or payable for or with respect to services provided by employees or deemed employees of any member of the Newco Group after the Distribution Date. Newco, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, contest, dispute, or other proceeding relating to Employment Taxes of any member of the Newco Group; provided, that Newco shall notify, cooperate and reasonably share control with Fox (which shall be permitted to participate in any such proceeding at its own expense) with respect to any such proceeding to the extent it relates to any Employment Taxes or related Losses for which Fox may be liable pursuant to Article IX.

(h) With respect to any Employment Tax Return required to be filed pursuant to this Agreement, the party responsible for preparing and filing such Employment Tax Return shall remit or cause to be remitted to the applicable taxing authority in a timely manner any Taxes due in respect of any such Employment Tax Return. In the case of any Employment Tax Return for which the Party that is not responsible for preparing and filing such Employment Tax Return is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Employment Tax Return, the party responsible for preparing and filing such Employment Tax Return shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the party responsible for preparing and filing such Employment Tax Return upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

SECTION 2.2. Treatment of Compensation and Benefit Arrangements.

(a) Except as otherwise expressly provided for in this Agreement, and subject to the Newco Group’s obligations in relation to Newco Employees who transfer to the Newco Group at the Separation Time pursuant to the Transfer Regulations, Ainge will provide or cause to be provided to each Newco Employee (other than any Newco Employee who is covered by a Collective Bargaining Agreement), for a period commencing at the Effective Time and ending on December 31, 2019 (or such shorter period as such Newco Employee is employed by Ainge or one of its Affiliates), (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Newco Employee immediately prior to the Effective Time, (ii) short-term and long-term incentive and sales commission opportunities no less favorable in the aggregate than the short-term and long-term incentive and sales commission opportunities in effect for such Newco Employee, if any, immediately prior to the Effective Time, and (iii) health, welfare, retirement and automobile allowance benefits that have a value that is substantially similar in the aggregate to the value of those provided to such Newco Employee immediately prior to the Effective Time (it being understood that cash in lieu of any portion of the value of the benefits referenced in this clause (iii) shall be counted towards satisfaction of providing benefits with a value that is substantially similar in the aggregate); provided, that, any benefits referenced in this clause (iii) will only be taken into account to the extent that such benefits are (x) set forth, as of the date hereof, on Section 2.14(a) of the Fox Disclosure Letter to the Merger Agreement and the relevant Fox Benefit Plan is Made Available to Ainge as of the date hereof, (y) required by applicable Law or (z) customary in the applicable jurisdiction as determined by Ainge in good faith.

(b) Without limiting the generality of Section 2.2(a), and unless payment on a pro rata basis or otherwise is required at or immediately prior to the Closing by applicable Law (in which case such required payments and the associated Employment Taxes shall be paid by Fox or the applicable member of the Fox Group), Ainge shall continue any cash incentive or sales commissions plans with performance periods that are incomplete as of the Closing until the end of the applicable performance periods and make payments to eligible participants thereunder in each case in accordance with the terms of the applicable cash incentive or sales commissions plans; provided, that, if the performance goals with respect to such cash incentive or sales commission plans are not discrete goals with respect to the A&S Business that can be maintained following the Effective Time, then the applicable member of the Ainge Group may adjust such performance goals in good faith, subject to the terms and conditions of the existing plan; provided, further, that the Parties agree to cooperate in good faith with respect to any other adjustments to such performance goals as may be reasonably necessary to effect the transactions contemplated by this Agreement, the Distribution Agreement and the Merger Agreement. Fox shall, or shall cause the appropriate member of the Fox Group, to promptly reimburse Ainge in accordance with the procedures set forth in Section 2.1(d) for a pro-rata portion (as described below) of the cost actually incurred by Ainge in making such payments for the applicable performance period in which the Closing occurs. Such pro-rata portion shall be determined by multiplying (i) the cost actually incurred by Ainge in making such payments to eligible Newco Employees under the applicable cash incentive or sales commissions plans for the applicable performance period in which the Closing occurs by (ii) a fraction, the numerator of which is the number of days elapsed in the applicable performance period through the Closing Date and the denominator of which is the total number of days in the applicable performance period. The Fox Group shall retain all Liabilities in respect of Newco Employees pursuant to any cash incentive or sales commission plans that relate to any performance periods that are completed prior to the Closing.

(c) Without limiting the generality of Section 2.2(a) and subject to the Newco Group’s obligations in relation to employees who transfer to the Newco Group as of the Separation Time pursuant to the Transfer Regulations and applicable Law, Ainge shall, or shall cause the appropriate member of the Ainge Group to, honor each individual severance Contract with any Newco Employee in accordance with its terms as in effect immediately prior to the Effective Time, except as Ainge, or the applicable member of the Ainge Group, and such Newco Employee may otherwise agree in writing; provided, that, for the avoidance of doubt, the foregoing shall not apply to any Newco Employee who is covered by a Collective Bargaining Agreement; provided, further, that nothing herein shall interfere with any member of the Ainge Group’s rights or obligations to make such changes as are necessary to the Contract to comply with applicable Law. With respect to any Newco Employee located in the United States who (i) is not party to an individual severance Contract as of immediately prior to the Effective Time, (ii) is not covered by a Collective Bargaining Agreement and (iii) incurs a termination of employment by the Ainge Group or Newco Group on or before December 31, 2019, Ainge shall, or shall cause the appropriate member of the Ainge Group to, provide severance benefits that are substantially similar in the aggregate to those that such Newco Employee would have received upon such termination of employment immediately prior to the Effective Time (subject to satisfying any release of claims or similar requirements and compliance with the terms of any applicable separation or release agreement) (it being understood that for purposes of determining substantially similar severance benefits in the aggregate, the level of coverage of continued medical and other welfare benefits (or cash paid in lieu thereof) shall be deemed substantially similar to the level immediately prior to the Effective Time so long as (x) the duration of continuation of such benefits is at least equal to the period that would have been applicable in the event of termination of employment prior to the Effective Time and (y) the percentage of the employer subsidy of COBRA premiums in respect of such benefits is the same as the percentage of the employer subsidy paid by the Ainge Group on behalf of active Newco Employees).

SECTION 2.3. Participation in Fox Benefit Arrangements. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Effective Time, (i) Newco and each member of the Newco Group, to the extent applicable, shall cease to be a Participating Company in any Fox Benefit Arrangement (other than a Transferred Benefit Arrangement), (ii) each Newco Employee shall cease to participate in, be covered by, accrue benefits under, or be eligible to contribute to any Fox Benefit Arrangement (other than a Transferred Benefit Arrangement), except to the extent of obligations that accrued before the Effective Time and that remain a Liability of any member of the Fox Group pursuant to this Agreement, and (iii) except as specifically provided in Section 3.1(e), any Person who participates in any Transferred Benefit Arrangement but is not a Newco Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under such Transferred Benefit Arrangement. Fox and Newco shall take all necessary action to effectuate this Section 2.3.

SECTION 2.4. Service Recognition.

(a) Effective as of the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, Ainge shall, and shall cause each member of the Ainge Group to, give each Newco Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any Ainge Benefit Arrangement (but not with respect to eligibility for benefits or calculation or accrual of benefits under any retiree medical or welfare plans or, other than in respect of any Pension Transfer, accrual of benefits under any defined benefit program) for such Newco Employee’s service with any member of the Fox Group or Newco Group or any predecessor thereto prior to the Effective Time, to the same extent such service was recognized by the applicable Fox Benefit Arrangement immediately prior to the Effective Time; provided, that, such service shall not be recognized to the extent such recognition would result in the duplication of benefits.

(b) Without limiting the generality of the foregoing provisions of this Section 2.4, (i) Ainge shall use reasonable efforts to cause each Newco Employee to be immediately eligible to participate, without any waiting time, in any and all Ainge Benefit Arrangements to the extent coverage under the Ainge Benefit Arrangement is provided by Ainge to similarly situated employees in the applicable jurisdiction as of the Effective Time, (ii) for purposes of each Ainge Benefit Arrangement that is a medical, dental or vision benefit plan, Ainge shall use reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Ainge Benefit Arrangement to be waived for such employee and his or her covered dependents, and (iii) Ainge shall use reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Fox Benefit Arrangement ending on the date such employee’s participation in the corresponding Ainge Benefit Arrangement begins to be taken into account under such Ainge Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the Ainge Benefit Arrangement.

SECTION 2.5. Collective Bargaining Agreements.

(a) Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, Fox and Newco shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for Newco or a member of the Newco Group to (i) continue to maintain or to assume and honor any Collective Bargaining Agreements that relate solely to Newco Employees; (ii) assume and honor any obligations of the Fox Group under Collective Bargaining Agreements that are maintained outside of the United States in accordance with industry or regulatory standards, as such obligations relate to Newco Employees; and (iii) continue to maintain or to assume and honor any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Newco Group) in respect of any Newco Employees and any Employee Representatives.

(b) As of the Effective Time, Ainge shall, or shall cause Newco or a member of the Newco Group to (i) continue to maintain or to assume and honor any Collective Bargaining Agreements that relate solely to Newco Employees; (ii) assume and honor any obligations of the Fox Group under Collective Bargaining Agreements that are maintained outside of the United States in accordance with industry or regulatory standards, as such obligations relate to Newco Employees; and (iii) continue to maintain or to assume and honor any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Newco Group) in respect of any Newco Employees and any Employee Representatives.

(c) Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Fox Group or the Newco Group to any Employee Representative or any other Person as described in such agreement.

SECTION 2.6. No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Newco Employee or other former, current or future employee of the Fox Group, Newco Group or Ainge Group under any Benefit Arrangement of the Fox Group, Newco Group or Ainge Group.

SECTION 2.7. Amendment Authority. Nothing in this Agreement is intended to prohibit any member of the Fox Group, Newco Group or Ainge Group from amending, terminating or otherwise modifying any employee benefit plans, policies or compensation programs in accordance with the terms thereof at any time prior to, on or after the Separation Date.

SECTION 2.8. No Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any individual to continue employment with the Fox Group, Newco Group or Ainge Group or to provide any recall or similar rights to an individual on layoff or any type of leave of absence or, except as otherwise specifically provided in this Agreement, as a commitment on the part of the Fox Group, Newco Group or Ainge Group to continue the compensation or benefits of any individual for any period. Without limiting the generality of Section 11.6, this Agreement is solely for the benefit of the Fox Group, Newco Group and Ainge Group and nothing in this Agreement, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Newco Employee or other current or former employee, officer, director or contractor of the Fox Group, Newco Group or Ainge Group, other than the Parties and their respective successors and assigns or (ii) shall constitute an amendment or other modification of any employee benefit plan of the Fox Group, Newco Group or Ainge Group.

SECTION 2.9. Certain Employment Transfers.

(a) Subject to the requirements of applicable Law, and except as set forth below with respect to the treatment of Automatic Transfer Employees and Non-Automatic Transfer Employees outside of the United States, no later than the Separation Time, Fox shall use reasonable best efforts to (A) cause the employment of any Newco Employee and the contract of services of any Newco Independent Contractor to be transferred to a member of the Newco Group at the Separation Time and (B) cause the employment of any individual who is employed by a member of the Newco Group but does not qualify as a Newco Employee and the contract of services between any independent contractor or consultant that does not qualify as a Newco Independent Contractor and a member of the Newco Group to be transferred to a member of the Fox Group.

(b) Fox shall use reasonable best efforts to cause each Automatic Transfer Employee to be employed by a member of the Newco Group at the Separation Time in accordance with applicable Law, and Newco agrees to take all actions reasonably necessary to cause the Newco Employees to be so employed.

(c) For Non-Automatic Transfer Employees outside of the United States where the transfer of employment is by way of termination/resignation and re-hire, the appropriate member of the Newco Group shall offer employment to each such employee effective on the Separation Date. Each such offer will be for employment (i) at a location within a reasonable proximity of the individual’s location of employment immediately prior to Closing, (ii) with the same base salary as is in effect immediately before the Separation Date, and (iii) that otherwise complies with the requirements of Section 2.2 to the extent permitted by Law. Notwithstanding the foregoing, the obligation pursuant to clause (i) shall be (A) at a work location in the same metropolitan area (or a work-at-home arrangement for a Newco Employee whose job can reasonably be performed through such an arrangement) for any Newco Employee employed as of the Separation Date at a location that was disclosed to Ainge in writing prior to the date hereof; or (B) for any Newco Employee located in a location that was not disclosed to Ainge in writing as of the date hereof, an existing Ainge location (if any) in the same metropolitan area or a work-at-home arrangement in the country where the Newco Employee is located as of the Separation Date, provided that solely in the case of clause (B), the obligation pursuant to clause (i) shall not apply in the event that there is no existing Ainge location in such metropolitan area and the Newco Employee’s job cannot reasonably be performed through a work-at-home arrangement. For Non-Automatic Transfer Employees outside of the United States where the transfer of employment is by way of employer substitution, the appropriate member of the Fox Group shall effectuate an employer substitution on the Separation Date with respect to the employees, to the extent permitted by and in accordance with applicable Law, pursuant to which each appropriate member of the Newco Group will employ the employees, and will acknowledge and accept all rights, obligations, duties, and responsibilities with respect to such employees as of the Separation Date. Such employer substitution shall comply with the requirements of Section 2.2 to the extent permitted by Law.

(d) Fox Group and Newco Group agree to execute, and to seek to have the applicable Newco Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.9. Ainge shall provide the Information, within reason, as requested by Fox in sufficient time to enable Fox and the applicable members of the Fox Group to meet their information and consultation requirements pursuant to the Transfer Regulations, any Collective Bargaining Agreement or otherwise, including pursuant to Section 2.10(a), provided that any such requests are timely received. Fox shall provide the Information, within reason, as requested by Ainge in sufficient time to enable Ainge and the applicable members of the Ainge Group to meet their information and consultation requirements pursuant to the Transfer Regulations, any Collective Bargaining Agreement or otherwise, including pursuant to Section 2.10(b), provided that any such requests are timely received. To the extent a Newco Employee objects, rejects or refuses to transfer to Newco Group, such employee shall remain employed by Fox, or the applicable member of the Fox Group, and shall no longer be considered a Newco Employee to the extent permitted by Law. Fox and Ainge shall cooperate, in good faith, to enable Ainge and/or Fox to meet their respective information and consultation requirements pursuant to the Transfer Regulations, any Collective Bargaining Agreement or otherwise, including pursuant to Section 2.10(b).

(e) In the case of any Delayed Transfer Newco Employee who remains employed by the Fox Group after the Separation Date as a result of clause (B) of the definition of Delayed Transfer Newco Employee, the Parties will cooperate in good faith (i) in respect of the provision of such employee’s services to the Ainge Group after the Effective Time and the allocation of costs associated with such services and (ii) to facilitate such employee’s transfer of employment to the Ainge Group as soon as practicable following the Effective Time.

SECTION 2.10. Information and Consultation.

(a) Fox shall and shall cause its Subsidiaries and each member of the Newco Group that is to employ any Newco Employee to comply with all requirements and obligations to inform, consult or otherwise notify any Newco Employees or Employee Representatives in relation to the Separation, Distribution, Merger and any other consequence of the transactions contemplated by Distribution Agreement and the Merger Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

(b) Ainge shall and shall cause its Subsidiaries and Merger Sub to comply with all requirements and obligations to inform, consult or otherwise notify any Ainge Group employees or any representatives of them in relation to the Merger and any other consequence of the transactions contemplated by this Agreement and the Merger Agreement whether required pursuant to any collective bargaining agreement applicable to Ainge Group employees, the Transfer Regulations or other applicable Law.

SECTION 2.11. Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Fox Group or transferred to or assumed by the Newco Group or Ainge in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement, but shall remain subject to any Party’s obligation to reimburse any other Party as set forth in Section 2.1(d).

SECTION 2.12. Sharing of Information. On and after the date hereof and in each case to the extent permitted by applicable Law, Fox shall, and shall cause each member of the Fox Group to use reasonable efforts to (i) share any materials and documents with Newco and Ainge that are reasonably determined to be necessary to permit Newco and Ainge to effectuate the provisions of this Agreement and (ii) make available any Newco Employees to Newco and Ainge for purposes of making any communications to such Newco Employees relating to the provisions of this Agreement; provided that Fox shall be permitted to have a representative present at any meeting between Newco or Ainge and a Newco Employee that occurs prior to the Effective Time.

ARTICLE III

DEFINED BENEFIT PLANS

SECTION 3.1. Non-U.S. Retirement Plan Participation.

(a) Subject to any Collective Bargaining Agreement and applicable Law, effective as of the Effective Time, the active participation of each Newco Employee who is a participant in a Fox Non-U.S. Retirement Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Fox Non-U.S. Retirement Plan. With respect to any Fox Non-U.S. Retirement Plan that is not a Transferor Fox Non-U.S. Retirement Plan or a Transferred Fox Non-U.S. Retirement Plan, Fox shall, or shall cause a member of the Fox Group to, take all actions necessary (including by amendment of such Fox Non-U.S. Retirement Plan) to provide that the Newco Employees participating in such Fox Non-U.S. Retirement Plan shall be fully vested in their accrued benefits under such Fox Non-U.S. Retirement Plan as of the Effective Time.

(b) With respect to each Fox Non-U.S. Retirement Plan listed on Schedule A hereto (which may be updated no more than 30 days prior to the Effective Time with the mutual written consent of Fox and Ainge), or with respect to which a transfer of assets or Liabilities is required by applicable Law or Collective Bargaining Agreement (collectively, the “Transferor Fox Non-U.S. Retirement Plans”), Ainge shall, or shall cause a member of the Ainge Group to, use its reasonable efforts to establish or maintain one or more noncontributory defined benefit retirement plans (such noncontributory defined benefit plan or plans, the “Ainge Non-U.S.

Retirement Plans”) in which each Newco Employee who participated in such Transferor Fox Non-U.S. Retirement Plan immediately prior to the Separation Time will be eligible to participate as soon as practicable following the Effective Time with terms substantially similar to the terms of the applicable Transferor Fox Non-U.S. Retirement Plan as in effect immediately prior to the Separation Time. Fox shall cause the Transferor Fox Non-U.S. Retirement Plans to transfer (and Ainge shall cause the Ainge Non-U.S. Retirement Plans to accept a transfer of) (i) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Transferor Fox Non-U.S. Retirement Plans and (ii) any assets held by or on behalf of Fox that correspond to the Liabilities so transferred (such transfers, the “Pension Transfers”). The Pension Transfers shall be effected in accordance with applicable Law and local custom and practice; provided that if the mechanism for transfer of such assets and Liabilities is not mandated by applicable Law, then the assets and Liabilities relating to Newco Employees in respect of any applicable Transferor Fox Non-U.S. Retirement Plan in such jurisdiction will be transferred on a projected benefit obligation basis as determined in accordance with GAAP and based on the applicable discount rates used in Fox’s most recent audited financial statements relating to the applicable Fox Non-U.S. Retirement Plan (updated as of the Effective Time). Fox shall use commercially reasonable efforts to provide that all assets transferred in accordance with this subsection (b) shall be transferred in the form of cash, insurance contracts or marketable securities unless otherwise required by applicable Law.

(c) Notwithstanding anything set forth in Section 3.1(b) and subject to any Collective Bargaining Agreement, effective as of the Effective Time, Ainge or the appropriate Ainge Group member shall assume sponsorship of, and shall assume all assets and Liabilities relating to, any Fox Non-U.S. Retirement Plan in which all of the participants immediately prior to the Effective Time are Newco Employees (each, a “Transferred Fox Non-U.S. Retirement Plan”), subject to Section 3.1(e) in respect of Legacy Participants.

(d) Ainge shall be responsible for any and all Liabilities (including Liability for funding) and other obligations assumed pursuant to this Section 3.1 with respect to any Transferor Fox Non-U.S. Retirement Plan and with respect to any Transferred Fox Non-U.S. Retirement Plan (in both cases, other than Liabilities thereunder arising out of, relating to or resulting from any violation of applicable Laws or Collective Bargaining Agreement by any member of the Fox Group).

(e) Notwithstanding anything set forth in Section 3.1 and subject to any Collective Bargaining Agreement, Fox or Newco shall, or shall cause a member of the Fox Group or Newco Group, as applicable, to use commercially reasonable efforts with respect to each Transferred Fox Non-U.S. Retirement Plan to provide that any participants in each plan who are not Newco Employees (regardless of whether such participant is formerly or currently employed by the Fox Group or Newco Group) shall cease participation in such Transferred Fox Non-U.S. Retirement Plan as of no later than immediately prior to the Separation Time. If, following the use of such commercially reasonable efforts or otherwise due to legal or regulatory requirements, Fox determines in good faith (after consultation with Ainge) that it is not commercially practicable or otherwise not possible to effect the cessation of participation of any participant in such Transferred Fox Non-U.S. Retirement Plan who is not a Newco Employee as per the preceding sentence (a “Legacy Participant”), then the Parties agree that (i) solely with respect to benefits accrued prior to the Separation Time and not with respect to any future benefit accruals, such Legacy Participant shall remain in such Transferred Fox Non-U.S. Retirement Plan following the Separation Time in accordance with the terms thereof, and (ii) notwithstanding the participation of any Legacy Participant, such Fox Non-U.S. Retirement Plan shall be treated as a Transferred Non-U.S. Fox Retirement Plan under this Agreement; provided, that, in accordance with Section 2.1(d), Fox shall, or shall cause the appropriate member of the Fox Group to, pay Ainge an amount determined in good faith by the Parties to represent a reasonable estimate of the additional administrative cost to the Ainge Group of having to retain the Legacy Participants in the Transferred Non-U.S. Fox Retirement Plan.

(f) Except as specifically provided in this Section 3.1, no member of the Ainge Group shall have any Liability with respect to any Fox Non-U.S. Retirement Plan or other Fox Benefit Arrangement that is a defined benefit retirement plan.

ARTICLE IV

DEFINED CONTRIBUTION PLANS

SECTION 4.1. U.S. Savings Plan Participation.

(a) Effective as of the Effective Time, (i) the active participation of each Newco Employee who is a participant in a Fox U.S. Savings Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Fox U.S. Savings Plan and (ii) Fox shall cause each such Newco Employee to become fully vested in such Newco Employee’s account balances under such Fox U.S. Savings Plan.

(b) Effective no later than the Effective Time, Ainge shall, or shall cause a member of the Ainge Group to, use reasonable efforts to establish or maintain one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code (such defined contribution savings plan or plans, the “Ainge U.S. Savings Plans”) in which each Newco Employee who participated in a Fox U.S. Savings Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms that are fully equivalent to those provided by Ainge to similarly situated employees of Ainge as of the Effective Time.

(c) Ainge shall use reasonable efforts, or shall cause a member of the Ainge Group to use reasonable efforts, to take all necessary actions to cause the applicable Ainge U.S. Savings Plan in which a Newco Employee is eligible to participate to permit each such Newco Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code and inclusive of any loans), in the form of cash, notes or shares of Fox Common Stock, as applicable, in an amount equal to the full account balance distributed to such Newco Employee from the Fox U.S. Savings Plan to the applicable Ainge U.S. Savings Plan.

(d) Ainge shall cause the Ainge U.S. Savings Plan to provide that all shares of Fox Common Stock transferred into the Ainge U.S. Savings Plan in connection with Section 4.1(c) shall, to the extent still held under the Ainge U.S. Savings Plan, be maintained under the

Ainge U.S. Savings Plan in compliance with all requirements of ERISA and applicable Laws; provided that Ainge shall not be required to permit the investment of contributions made after the Closing Date into Fox Common Stock, but will be required to permit Newco Employees who participate in the Ainge U.S. Savings Plan to continue to hold shares of Fox Common Stock transferred into the Ainge U.S. Savings Plan in connection with Section 4.1(c) through a self-directed brokerage account under the Ainge U.S. Savings Plan.

(e) Ainge shall cause profit sharing contributions to be made to the accounts of Newco Employees who participate in the Ainge U.S. Savings Plan in respect of the calendar year in which Closing occurs, which contributions shall be made in cash within the first quarter of the following calendar year to the extent consistent with the Fox U.S. Savings Plan in which the applicable Newco Employee participated immediately prior to the Effective Time. The value of such profit sharing contributions will be determined in a manner reasonably consistent, as determined by Ainge, with the manner that Fox determined profit sharing contributions in respect of the 2017 calendar year. Fox shall, or shall cause the appropriate member of the Fox Group, to promptly reimburse Ainge in accordance with the procedures set forth in Section 2.1(d) for a pro-rata portion (as described below) of the cost actually incurred by Ainge in making such profit sharing contributions payments for the calendar year in which the Closing occurs. Such pro-rata portion shall be determined by multiplying (i) the cost actually incurred by Ainge in making such profit sharing contributions to eligible Newco Employees by (ii) a fraction, the numerator of which is the number of days elapsed in the calendar year in which the Closing occurs through the Closing Date and the denominator of which is 365. The Fox Group shall make any profit sharing contributions to the Fox U.S. Savings Plans that relate to any calendar year that is completed prior to the Closing on behalf of Newco Employees in respect of such year to the same extent and at the same time as for other similarly situated employees of the Fox Group who remain employed by the Fox Group following the Separation Time.

(f) Fox shall retain all accounts and all assets and Liabilities relating to the Fox U.S. Savings Plans in respect of each Former Newco Employee and each Newco Employee who does not elect a rollover. Fox shall indemnify, defend and hold harmless the Ainge Indemnitees and the Newco Indemnitees for any Losses or Liabilities related to or arising under any Fox U.S. Savings Plan to the extent related to any act or omission or operation of such Fox U.S. Savings Plan occurring prior to the Effective Time (including any Losses or Liabilities under such Fox U.S. Savings Plan arising out of, relating to or resulting from any violation of applicable Laws or Collective Bargaining Agreement by any member of the Fox Group).

SECTION 4.2. Non-U.S. Savings Plan Participation.

(a) Subject to any Collective Bargaining Agreement and applicable Law, effective as of the Effective Time, the participation of each Newco Employee who is a participant in a Fox Non-U.S. Savings Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Fox Non-U.S. Savings Plan.

(b) With respect to each Fox Non-U.S. Savings Plan that is not a Transferred Fox Non-U.S. Savings Plan, each of which shall be Made Available (as defined in the Merger Agreement) to Ainge within forty-five (45) days after the date hereof (the “Transferor Fox Non-U.S. Savings Plans”), Ainge shall, or shall cause a member of the Ainge Group to, establish or maintain one or more plans in which each Newco Employee who participated in such Transferor Fox Non-U.S. Savings Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms (excluding employer contributions) no less favorable than the terms of the applicable Fox Non-U.S. Savings Plan as in effect immediately prior to the Separation Time (such plan or plans, the “Ainge Non-U.S. Savings Plans”). Fox shall cause the Transferor Fox Non-U.S. Savings Plans to transfer (and Ainge shall cause the Ainge Non-U.S. Savings Plans to accept a transfer of) (i) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Transferor Fox Non-U.S. Savings Plans and (ii) any assets held by or on behalf of Fox that correspond to the Liabilities so transferred (such transfers, the “Savings Transfers”). Except as otherwise agreed by the Parties after the date hereof, such transfer shall be effected in accordance with applicable Law and local custom and practice.

(c) Notwithstanding anything set forth in Section 4.2(b) and subject to any Collective Bargaining Agreement, effective as of the Effective Time, Ainge shall assume sponsorship of, and shall assume all assets and benefit Liabilities relating to any Fox Non-U.S. Savings Plan in which all of the participants immediately prior to the Effective Time are Newco Employees (each, a “Transferred Fox Non-U.S. Savings Plan”).

(d) Ainge shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Ainge Non-U.S. Savings Plans and any Transferred Fox Non-U.S. Savings Plan (other than Liabilities for benefit payments, Liabilities thereunder arising out of, relating to or resulting from any violation of applicable Laws or Collective Bargaining Agreement by any member of the Fox Group).

(e) Except as specifically provided in this Section 4.2, no member of the Ainge Group shall have any Liability with respect to any Fox Non-U.S. Savings Plan or other Fox Benefit Arrangement that is a defined contribution retirement plan.

(f) Fox shall retain all accounts and all assets and Liabilities relating to the Fox Non-U.S. Savings Plans in respect of each Former Newco Employee.

ARTICLE V

HEALTH AND WELFARE PLANS

SECTION 5.1. Health and Welfare Plan Participation. Subject to Section 2.2(a) and the Newco Group’s obligations in relation to employees who transfer to the Newco Group at the Separation Time pursuant to the Transfer Regulations, effective no later than the Effective Time, Ainge shall or shall cause a member of the Ainge Group to establish or maintain health and welfare plans (which term shall include, but not be limited to, medical, dental, vision, disability and life insurance coverage) for the benefit of each Newco Employee.

SECTION 5.2. Certain Liabilities.

(a) With respect to employee welfare and fringe benefits, (i) Fox shall fully perform, pay and discharge, under the Fox Welfare Plans, all claims of Newco Employees that are incurred but not paid prior to the Effective Time and all claims of Former Newco Employees and (ii) Ainge shall fully perform, pay and discharge, under the Ainge Welfare Plans, from and after the Effective Time, all claims of Newco Employees that are incurred from and after the Effective Time under the applicable Ainge Benefit Arrangement.

(b) For purposes of this Section 5.2, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability, (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability and (iii) with respect to disability benefits, upon the first date of the event resulting in the individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

SECTION 5.3. Time-Off Benefits.

(a) To the extent any Newco Employee is required, under any Collective Bargaining Agreement or by applicable Law, to be paid in connection with the transfer of employment with the Newco Group or the Distribution for any vacation time, paid time off and other time-off benefits as such Newco Employee had with the Fox Group as of immediately before the Effective Time, Fox shall, or shall cause another member of the Fox Group to, (i) pay such Newco Employee the amounts owed and the associated Employment Taxes, and (ii) subject to the following sentence, retain all Liabilities with respect to such amounts, including with respect to Tax withholding, reporting, remitting or payment obligations or any regulatory filing obligation in connection therewith. Ainge shall, or shall cause the appropriate member of the Ainge Group, to promptly reimburse Fox in accordance with the procedures set forth in Section 2.1(d) for the cost actually incurred by Fox in paying such amounts.

(b) Unless otherwise required by Section 5.3(a), (A) Ainge shall credit each Newco Employee as of the Separation Time with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such Newco Employee had with the Fox Group as of immediately before the Separation Time, (B) Ainge shall cause each Newco Employee to be eligible to use any accrued but unused vacation time, paid time off and other time-off benefits as such Newco Employee had with Fox as of immediately before the Effective Time, (C) to the extent in excess of the amount that would have been available to the Newco Employee had the Newco Employee’s service with Newco been treated as service with Ainge, Ainge shall pay any Newco Employee for any excess amount not used in accordance with the foregoing clause (B), subject to applicable law, and (D) as of the Effective Time, each Newco Employee shall be subject to Ainge’s vacation policy (prorated as of the Effective Time) for the year in which the Closing occurs, subject to applicable law; provided, however, that Ainge shall provide Newco Employees with credit for employment service with Fox for purposes of determining each Newco Employee’s eligibility for and future accruals of vacation days under the Ainge vacation policy. Subject to Section 2.2(a), time-off benefits for Newco Employees will be fully equivalent to those provided by Ainge to similarly situated employees of Ainge in the applicable jurisdiction as of the date hereof.

SECTION 5.4. OPEB.

(a) (i) Effective no later than the Effective Time, the participation of each Newco Employee who is a participant in a Fox U.S. OPEB Plan shall automatically cease and (ii) effective no later than the date of such cessation, Ainge shall, or shall cause a member of the Ainge Group, to (A) have in effect a retiree health and welfare benefit plan for the benefit of each Newco Employee (the “Ainge OPEB Plan”) with terms that are substantially similar to those provided to the applicable Newco Employee under the Fox U.S. OPEB Plan immediately prior to the Effective Time and (B) fully perform, pay and discharge all obligations of the Fox U.S. OPEB Plan relating to Newco Employees, subject to the ability to amend, modify or terminate the Ainge OPEB Plan to the extent such ability exists pursuant to the Fox U.S. OPEB Plan as of the date hereof.

(b) Fox shall retain all Liabilities relating to the Fox U.S. OPEB Plan in respect of each Former Newco Employee.

ARTICLE VI

EXECUTIVE BENEFIT PLANS

SECTION 6.1. Non-Qualified Deferred Compensation Plans.

(a) Effective as of the Effective Time, the active participation of each Newco Employee who is a participant in the Fox NQDC Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Fox NQDC Plan.

(b) Ainge shall, or shall cause a member of the Ainge Group to, establish or maintain a non-qualified deferred compensation plan in which each Newco Employee who participated in the Fox NQDC Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms no less favorable than the terms of the Fox NQDC Plan as in effect immediately prior to the Separation Time (such plan, the “Ainge NQDC Plan”); provided, that, in no event will Ainge be required to permit any participant therein to make elective deferral contributions other than those in effect as of the date hereof. Fox shall cause the Fox NQDC Plan to transfer (and Ainge shall cause the Ainge NQDC Plan to accept a transfer of) (i) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Fox NQDC Plan and (ii) any assets held by or on behalf of Fox that correspond to such Liabilities. Ainge shall be responsible for any and all Liabilities and other obligations with respect to the Ainge NQDC Plan.

(c) For purposes of the Ainge NQDC Plan, any account balances relating to Newco Employees shall be credited with investment returns (including losses, if applicable) based on performance of one or more notional funds that are available as an investment alternative pursuant to the Ainge NQDC Plan as in effect from time to time (which may consist of a notional fund relating to a rate of return on U.S. Treasury Notes or any other notional fund then available pursuant to the Ainge NQDC Plan), as selected by the participant in the Ainge NQDC Plan in accordance with the terms of such plan.

ARTICLE VII

TREATMENT OF FOX EQUITY AWARDS

SECTION 7.1. Retained Fox Equity Awards.

(a) Treatment of Vested Fox Options. Each Fox Option that is vested and exercisable as of immediately before the Effective Time (each, a “Vested Fox Option”) shall remain exercisable for a period of ninety (90) days commencing on the day immediately following the Closing Date, provided that in no event shall any such Vested Fox Option remain exercisable after the expiration of its term. Any such Vested Fox Option that remains unexercised as of the end of such ninety (90) day period shall, if and to the extent permitted by the applicable stock option award agreement, be automatically exercised prior to expiration in accordance with the terms and conditions of the applicable stock option award agreement. Each Vested Fox Option shall at all times remain subject to adjustment in accordance with the terms and conditions of the applicable Fox equity plan and stock option award agreement.

(b) Treatment of Vested Fox RSUs. Each Fox RSU that is vested but not settled as of immediately before the Effective Time (each a “Vested Fox RSU”) shall be settled in shares of Fox Common Stock on or as soon as practicable after the Closing Date in accordance with the terms thereof. Each Vested Fox RSU shall at all times remain subject to adjustment in accordance with the terms and conditions of the applicable Fox equity plan and stock option award agreement.

SECTION 7.2. Cancelled Fox Equity Awards. Each (i) Fox Option that is unvested as of immediately before the Effective Time (the “Cancelled Fox Options”) and (ii) Fox RSU that is unvested as of immediately before the Effective Time (the “Cancelled Fox RSUs” and together with the Cancelled Fox Options, the “Cancelled Fox Equity Awards”) shall, effective as of immediately before the Effective Time, be cancelled by Fox without the payment by Fox of any consideration to the holder thereof.

SECTION 7.3. Ainge Retention Awards.

(a) Ainge shall, as soon as practicable following the Closing Date, and in any event within thirty (30) days after the Closing Date, grant to each Newco Employee who is a holder of a Cancelled Fox Equity Award a number of Ainge RSUs equal to the quotient of (i) such Newco Employee’s Cancelled Fox Equity Award Value and (ii) the Ainge Trading Price. As soon as practicable following the Closing Date, and in any event within thirty (30) days after the Closing Date, Fox shall, or shall cause the appropriate member of the Fox Group to, pay Ainge an amount in cash equal to the sum of (A) the excess, if any, of the Cancelled Fox Equity Award Value over $17,100,000 and (B) $4,000,000, provided that if the Cancelled Fox Equity Award Value is less than $17,100,000, then the amount in this clause (B) shall equal $4,000,000 minus 23.34% of the amount by which $17,100,000 exceeds the Cancelled Equity Award Value.

(b) The Ainge RSUs granted in accordance with this Section 7.3 shall be subject to the terms and conditions of the applicable stock plan maintained by Ainge pursuant to which they are granted and an award agreement provided by Ainge thereunder, which award agreement shall contain terms and conditions that are no less favorable than the terms and conditions for Ainge RSUs provided to similarly situated employees of the Ainge Group in the applicable jurisdiction; provided, that, the vesting dates of any such Ainge RSUs shall be either (x) the same as the corresponding vesting date as applied to the corresponding Cancelled Fox Equity Award or (y) such earlier or later vesting date that is consistent with a regular vesting date under the Ainge Equity Plans, provided that in no event may any such later vesting date be more than thirty (30) days later than the date that would have applied pursuant to the foregoing clause (x).

(c) Notwithstanding anything in this Section 7.3 to the contrary, if (i) the Ainge Equity Plans do not have a sufficient number of shares of Ainge Common Stock reserved for issuance in order to make the grants of Ainge RSUs contemplated by this Section 7.3 or (ii) the vesting period with respect to any portion of the Ainge RSUs would be less than six (6) months, then Ainge shall issue awards to the extent of the shortfall in clause (i) or as otherwise permitted by clause (ii) in the form of either (x) cash-settled restricted stock units tracking the value of shares of Ainge Common Stock with an equivalent grant date value rather than Ainge RSUs or (y) a fixed cash retention award subject to the vesting period described in Section 7.3(c). In addition, if the Ainge Board (or a committee thereof designated to administer the Ainge Equity Plans) does not approve the grant of Ainge RSUs contemplated by Section 7.3(a), then Ainge shall issue such awards in the form of cash-settled restricted stock units tracking the value of shares of Ainge Common Stock with an equivalent grant date value rather than Ainge RSUs.

SECTION 7.4. Necessary Actions. The Parties shall, as soon as practicable after the date hereof and in no event later than the Business Day prior to the Closing Date, take all actions as may be necessary to implement the provisions of this Article VII, including adopting any necessary resolutions and making any required plan amendments and award modifications and obtaining any required consents from Newco Employees.

SECTION 7.5. SEC Registration. All shares of Ainge Common Stock to be issued in respect of the Ainge RSUs shall be subject to an effective registration statement on Form S-8 (or another appropriate form) maintained by Ainge. Ainge shall use reasonable best efforts to keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any such Ainge RSUs remain outstanding.

SECTION 7.6. Tax and Regulatory Compliance for Retained Fox Equity Awards. To the extent any member of the Ainge Group or Newco Group is subject to Tax withholding, reporting, remitting or payment obligations or any regulatory filing obligation in connection with the Vested Fox Options or Vested Fox RSUs, respectively, the Parties agree to cooperate to ensure that such obligations are met and that any Employment Taxes payable by any member of the Ainge Group or Newco Group in connection with such awards shall be paid by Fox. The Parties hereby acknowledge and agree that (i) the members of the Fox Group shall be solely responsible for all obligations relating to reporting of Taxes to the appropriate Governmental Authority and remitting the amounts of any such Taxes required to be withheld (including any Employment Taxes) to the appropriate Governmental Authority in connection with the exercise, vesting or settlement of any such Vested Fox Option or Vested Fox RSU, and no member of the Ainge Group or the Newco Group shall have any Liability with respect thereto and (ii) Tax deductions relating to the Vested Fox Options and Vested Fox RSUs shall be retained by Fox. The obligations of the members of the Fox Group, Newco Group and Ainge Group to provide Information to the other party in order to allow the administration of the Vested Fox Options and Vested Fox RSUs pursuant to this Article VII are set forth in Article X.

SECTION 7.7. Compliance. In the event that the treatment specified in this Article VII hereof does not comply with applicable Law or results in adverse Tax consequences to the Parties or any Newco Employees, the Parties agree to negotiate in good faith alternative treatment that complies with applicable Law and does not result in adverse Tax consequences to the Parties or any Newco Employees, subject to any Party’s obligation to reimburse any other Party as set forth in Section 2.1(d).

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

SECTION 8.1. Workers’ Compensation Liabilities. Effective as of the Effective Time, Ainge shall assume all Liabilities for Newco Employees related to any and all workers’ compensation claims and coverage, arising under any law of any state, territory, or possession of the U.S. or the District of Columbia, and arising at or after the Effective Time, and Ainge shall be fully responsible for the administration of all such claims. If Ainge is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Fox shall retain such Liabilities and Ainge shall reimburse and otherwise fully indemnify Fox for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. Fox shall retain all Liabilities for workers’ compensation claims to the extent arising prior to the Effective Time. If Fox is unable to retain any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Ainge will assume such Liabilities and Fox shall reimburse and otherwise fully indemnify Ainge for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

SECTION 8.2. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, will any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

SECTION 8.3. Payroll Matters. In the case of each Newco Employee, the employer of such individual as of immediately before the Separation Date shall be responsible for paying (and the W-2 and other payroll reporting obligations for) the payroll amount due to such individual for the payroll period (or portion thereof) ending on the Separation Date, unless otherwise agreed to by Fox and Ainge (including as set forth in Section 7.4).

SECTION 8.4. Retention Bonuses. Ainge shall assume and continue any change-in-control, retention, transaction bonus or similar arrangements established by any member of the Fox Group or Newco Group that would result in any payment or benefit in connection with the consummation of the transactions contemplated by this Agreement, the Merger Agreement or the Distribution Agreement and make payments to eligible participants with respect thereto, in each case in accordance with the terms of such arrangements. Fox shall, or shall cause the appropriate member of the Fox Group to, reimburse Ainge in accordance with the procedures set forth in Section 2.1(d) for the cost actually incurred by Ainge in making any payment or providing any benefit thereunder, regardless of when any such cost is incurred.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1. Indemnification by the Parties. Except as otherwise specifically set forth in any provision of this Agreement (including Section 2.1(d)), (i) Fox shall indemnify, defend and hold harmless the Ainge Indemnitees and Newco Indemnitees from and against, and shall reimburse such Indemnitees with respect to, any and all Losses that result from, relate to or arise from, whether prior to or following the Distribution, any breach by any member of the Fox Group of any provision of this Agreement and (ii) Ainge and Newco shall, on a joint and several basis, indemnify, defend and hold harmless the Fox Indemnitees from and against, and shall reimburse such Fox Indemnitees with respect to, any and all Losses that result from, relate to or arise from (A), whether prior to, at or following the Separation Time, any breach by any member of the Ainge Group of any provision of this Agreement or (B) following the Closing, any breach by any member of the Newco Group of any provision of this Agreement.

SECTION 9.2. Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 9.2(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article IX to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article IX to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Article IX, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest, as reasonably determined by counsel for the Indemnitee, between the Indemnifying Party and the applicable Indemnitee(s) (including if both are parties to such Third-Party Claim), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim or (v) the party making such Third-

Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) No Indemnitee may settle, compromise or admit liability with respect to any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 11.13, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

SECTION 9.3. Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this Article IX will be net of any proceeds actually received by the Indemnitee from any third party (net of any deductible or retention amount or any other third party costs or expenses incurred by the Indemnifying Party in obtaining such recovery, including any increased insurance premiums) for indemnification for such Liability that actually reduce the amount of the Liability (“Third-

Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IX to any Indemnitee pursuant to this Article IX will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Article IX; provided, however, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

SECTION 9.4. Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 9.2, Fox may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which otherwise would be subject to this Article IX and as to which a member of the Fox Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder; provided, however, that (i) Fox and Newco shall investigate, prosecute, defend and/or appeal such Actions in good faith, (ii) Fox shall reasonably consult with Newco on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Newco shall have the right to participate in (but not control) and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense and (iv) Fox must obtain the written consent of Newco, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Fox and Newco shall agree upon a reasonable allocation to Newco of, and Newco shall be responsible for or receive, as the case may be, Newco’s proportionate share of any such compromise, settlement, consent or judgment attributable to Newco, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IX shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person; provided, however, that in no event shall the Indemnifying Party have any rights under this Section 9.4(c) to assert any claim, action or proceeding against any customer, material supplier, licensor or employee of the Indemnitee (whether or not the Indemnitee has been indemnified under this Agreement). Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

SECTION 9.5. Payments. Indemnification required by this Article IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

ARTICLE X

GENERAL AND ADMINISTRATIVE

SECTION 10.1. Sharing of Information. To the extent permitted by applicable Law, Fox, Newco and Ainge shall provide to each other and their respective agents and vendors all Information (other than attorney-client privileged Information or attorney work product) as the other may reasonably request to enable the requesting Party to defend or prosecute claims, administer efficiently and accurately each of its Benefit Arrangements (including in connection with audits or other proceedings maintained by any Governmental Authority), to timely and accurately comply with and report under Section 14 of the Securities Exchange Act of 1934, as amended and the Code, to determine the scope of, as well as fulfill, its obligations under this Agreement, and otherwise to comply with provisions of applicable Law. Fox shall comply with all applicable data privacy Laws and requirements when collecting, processing, sharing and/or transferring information relating to an individual or which on its own or with other information may identify or be used to identify an individual. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in Article VI of the Distribution Agreement; provided, that, notwithstanding anything in such Article VI and without otherwise limiting the provisions of such Article VI, each of the Parties shall comply with any requirement of applicable Law in regard to the confidentiality of the Information (whether relating to employee records or otherwise) that is shared with another Party in accordance with this Section 10.1. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA. The Parties shall use their best efforts to secure Consents from employees, former employees and their respective dependents to the extent required by Law or otherwise to permit the Parties to share Information as contemplated in this Section 10.1. Fox shall indemnify, defend and hold harmless the Ainge Indemnitees and the Newco Indemnitees for any Losses or Liabilities related to or resulting from the failure by any member of the Fox Group to provide timely and accurate Information prior to, at or after the Closing in accordance with this Agreement. Ainge shall indemnify, defend and hold harmless the Fox Indemnitees for any Losses or Liabilities related to or resulting from the failure to provide timely and accurate Information (i) by any member of the Ainge Group, whether prior to, at or following the Closing, or (ii) by any member of the Newco Group, following the Closing.

SECTION 10.2. Reasonable Efforts/Cooperation. (i) Each of the Parties shall use reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement, including adopting plans or plan amendments and using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control and to perform all covenants and agreements herein applicable to such Party and (ii) none of the Parties will, without the prior written consent of any other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Without limiting the generality of the foregoing provisions of this Section 10.2, (A) where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation, (B) each of the Parties shall cooperate on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Authority (C) each of the Parties shall cooperate in connection with any audits of any Benefit Arrangement or payroll services with respect to which such Party may have Information, (D) each of the Parties shall cooperate in coordinating each of their respective payroll systems and to implement the actions contemplated under Section 8.3, (E) each of the parties shall cooperate in good faith in connection with the notification and consultation with works councils, labor unions and other employee representatives of employees of the Newco Group.

SECTION 10.3. Employer Rights. Without limiting Section 2.7 or Section 2.8 and except as otherwise expressly provided in this Agreement (including Section 2.2), nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Arrangements at any time within their sole discretion.

SECTION 10.4. Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

SECTION 10.5. Access to Employees. On and after the Effective Time, Fox, Newco and Ainge shall, and shall cause each of their respective Affiliates to, use their reasonable efforts to make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative Action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Arrangement of the Fox Group, Newco Group or Ainge Group is a party and which relates in any way to their respective employment or to their respective Benefit Arrangements prior to the Effective Time. The Party to whom an employee is made available in accordance with this Section 10.5 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses.

SECTION 10.6. Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Newco Employees under Fox Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Ainge Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Newco Employee.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Entire Agreement. This Agreement, the Merger Agreement, the Distribution Agreement and the other Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

SECTION 11.2. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 11.3. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to Fox:

c/o Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

Attn: General Counsel

E-mail: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

(b)	If to Newco prior to the Distribution Date:

c/o Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

Attn: General Counsel

E-mail: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

(c)	If to Ainge:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources, General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Thomas E. Dunn

Email: tdunn@cravath.com

Facsimile: (212) 474-3700

(d)	If to Newco on or after the Distribution Date:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources, General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Thomas E. Dunn

Email: tdunn@cravath.com

Facsimile: (212) 474-3700

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.3. Any notice to Fox will be deemed notice to all members of the Fox Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

SECTION 11.4. Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, that any such amendment or waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 11.4(a) and shall be effective only to the extent in such writing specifically set forth.

SECTION 11.5. Early Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

SECTION 11.6. No Third-Party Beneficiaries. Except for the provisions of Article IX with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Fox Group, the Newco Group or the Ainge Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

SECTION 11.7. Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

SECTION 11.8. Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules and Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” when used in this Agreement shall be deemed to have the same meaning and effect as the word “shall.” The words “or,” “any” or “either” when used in this Agreement are not exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement, the Distribution Agreement and the other Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

SECTION 11.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

SECTION 11.10. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

SECTION 11.11. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, joint venture or joint employer relationship between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

SECTION 11.12. Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on or after the date hereof. Each of the Parties may assign to one of its respective Subsidiaries or Affiliates (including any Person which becomes a Subsidiary or Affiliate on or after the date hereof) the requirement to take any or all actions and discharge any or all obligations set forth herein to be performed or discharged by the Party. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between or among a Party and its Subsidiaries or Affiliates or to cause any such Person to be treated as the alter ego of the other.

SECTION 11.13. Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby or thereby shall be subject to the dispute resolutions procedures set forth in Sections 8, 9.4 and 9.5 of the Distribution Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

FORTIVE CORPORATION

By:	/s/ Jonathan L. Schwarz
Name: Jonathan L. Schwarz
Title: Vice President—Corporate Development

STEVENS HOLDING COMPANY, INC.

By:	/s/ Emily Weaver
Name: Emily Weaver
Title: President

ALTRA INDUSTRIAL MOTION CORP.

By:	/s/ Carl R. Christenson
Name: Carl R. Christenson
Title: Chief Executive Officer